United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 9, 2007

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	(c). Appointment of New Principal Financial Officer.

On May 11, 2007, DayStar Technologies, Inc. (“Company”) announced the appointment of Raja H. Venkatesh as Executive Vice President and Chief Financial Officer, Secretary, and Treasurer, effective as of May 8, 2007. Mr. Venkatesh brings over 20 years of experience in general and financial management, strategic planning and execution for a range of semiconductor and technology firms. He most recently served as the Chief Financial Officer for Myricom, Inc., a producer of high-performance interconnect and 10 GbE silicon chip-sets, equipment and software. Before joining Myricom, Mr. Venkatesh held the Chief Financial Officer positions at Mediated Systems, TeraBurst Networks, and Viador, Inc.

Mr. Venkatesh entered into an employment agreement effective as of May 9, 2007. His base salary is $240,000. The agreement has an initial term of three-years. The agreement automatically extends for subsequent one-year periods on the third anniversary and each subsequent anniversary unless either party gives the other one-year written notice prior to the anniversary date of intent to not renew the agreement.

Under the employment agreement, Mr. Venkatesh is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

Mr. Venkatesh may terminate his employment agreement for “good reason”. The Company may terminate each agreement at any time for “cause” or in the event of the executive officer’s disability or death.

If Mr. Venkatesh’s contract is terminated after a “change in control”, he is entitled to 2.0 times of base salary, plus the maximum amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by him, if any, shall vest automatically on the termination of his employment.

The agreement contains an eighteen (18) month non-solicitation provision that restricts the executive from engaging in any acts or activities that interfere with the Company’s relationships with its employees, customers, or prospective customers.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes. The agreement is governed by California Law.

In addition, effective with his employment on May 9, 2007, Mr. Venkatesh received an Equity Incentive Plan Restricted Stock grant for 50,000 shares of common stock, vesting one third on each anniversary date at the then market price of the Common Stock. Mr. Venkatesh also received an option to purchase 383,306 shares of the Company’s common stock at a price of $4.20.

The press release that was issued by the Company on May 11, 2007 relating to this appointment is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter to Raja H. Venkatesh, dated May 7, 2007

10.2	Employment Agreement With Raja H. Venkatesh, dated May 9, 2007

99.1	Press Release of DayStar Technologies, Inc. dated May 11, 2007 Entitled “DayStar Technologies Announces Appointment of Raja Venkatesh as Chief Financial Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephan J. DeLuca
Stephan J. DeLuca
Chief Executive Officer

Dated: May 15, 2007